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                                                                   EXHIBIT 21.1



                    Subsidiaries of Digital:Convergence Corporation


DigitalDemographics.:Com Inc., a Delaware corporation

DCCP Inc., a Delaware corporation

Net Talk Interactive, Inc., a Texas corporation

Dynamite Acquisition Corp., a Delaware corporation